Amended and Restated

ARTICLES OF INCORPORATION

OF

CTS CORPORATION

ARTICLE I.

Name

The name of the corporation is CTS Corporation (the "Corporation").

ARTICLE II.

Purposes

The purpose for which the Corporation is formed is to engage in any lawful business or activity for which corporations may be organized under the Indiana Business Corporation Law, as amended (the "IBCL").

ARTICLE III.

Term of Existence

The period during which the Corporation shall continue is perpetually.

ARTICLE IV.

Registered Office and Agent; Principal Office

The street address of the Corporation’s registered office at the time of adoption of these Articles of Incorporation is 1657 Commerce Drive #9B, South Bend, Indiana 46628, and the name of its registered agent at such office at the time of adoption of these Articles of Incorporation is Corporate Creations Network Inc. The

post-office address of the principal office of the Corporation is 4925 Indiana Avenue, Lisle, Illinois 60532, or such other place as shall be determined by resolution of the Board of Directors.

ARTICLE V.

Amount of Capital Stock

The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock.  The total number of shares of capital stock that the Corporation is authorized to issue is 100,000,000 shares, consisting of 75,000,000 shares of Common Stock, without par value, and 25,000,000 shares of Preferred Stock, without par value.

ARTICLE VI.

Terms of Capital Stock

(a)Preferred Stock.  The Preferred Stock may be issued in one or more series.  The Board of Directors of the Corporation is authorized to fix the designations, powers, preferences, rights, qualifications, limitations or restrictions of each such series by the adoption and filing in accordance with the Indiana Business Corporation Law, before the issuance of any Preferred Shares of such series, of an amendment or amendments to these Articles of Incorporation determining the terms of such series (an "Article VI Amendment").  The authority of the Board of Directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(i)  the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(ii)  the voting powers, if any, and whether such voting powers are full or limited in such series;

(iii)  the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(iv)  whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series and the dates and preferences of dividends on such series;

(v)  the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(vi)  the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity and the rates or other determinants of conversion or exchange applicable thereto;

(vii) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(viii)  the provisions, if any, of a sinking fund for such series; and

(ix)  any other relative, participating, optional or other special powers, preferences or rights and qualifications, limitations or restrictions thereof;

all as may be determined from time to time by the Board of Directors and stated or expressed in the Article VI Amendment for such shares of Preferred Stock (collectively, a "Preferred Stock Designation").

(a-1) SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

Section 1.  There is established hereby a series of Serial Preferred Stock that shall be designated Series A Junior Participating Preferred Stock (hereinafter sometimes called this "Series" or the "Series A Junior Participating Preferred Shares") and that shall have the terms set forth in this paragraph (a‑1).

Section 2.  The number of shares of this Series shall be 750,000.

Section 3.  (a) The holders of record of Series A Junior Participating Preferred Shares shall be entitled to receive, when and as declared by the Directors in accordance with the terms hereof, out of funds legally available for the purpose, cumulative quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Junior Participating Preferred Share or fraction of a Series A Junior Participating Preferred Share in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 per share or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non‑cash dividends or other distributions (other than a dividend payable in shares or Common Stock, or a subdivision of the outstanding Common Stock (by reclassification or otherwise)), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Junior Participating Preferred Share or fraction of a Series A Junior Participating Preferred Share. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Participating Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Junior Participating Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issues is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  No dividends shall be paid upon or declared and set apart for any Series A Junior Participating Preferred Shares for any dividend period unless at the same time a dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared and set apart for all Serial Preferred Stock of all series then outstanding and entitled to receive such dividend.  The Directors may fix a record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 40 days prior to the date fixed for the payment thereof.

Section 4.  The Series A Junior Participating Preferred Shares are not redeemable.

Section 5.  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (hereinafter referred to as a "Liquidation"), no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon Liquidation) to the Series A Junior Participating Preferred Shares, unless, prior thereto, the holders of Series A Junior Participating Preferred Shares shall have received at least an amount per share equal to one hundred times the then applicable Purchase Price as defined in the Rights Agreement, as the same may be from time to time amended in accordance with its terms (which Purchase Price is $125.00 (one hundred twenty five dollars) as of August 28, 1998), subject to adjustment from time to time as provided in the Rights Agreement, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of shares of Series A Junior Participating Preferred Shares shall be entitled to receive at least an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock (the "Series A Junior Participating Preferred Shares Liquidation Preference").

(b)In the event, however, that the net assets of the Company are not sufficient to pay in full the amount of the Series A Junior Participating Preferred Shares Liquidation Preference and the liquidation preferences of all other series of Serial Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Shares as to distribution of assets in Liquidation, all shares of this Series and of such other series of Serial Preferred Stock shall share ratably in the distribution of assets (or proceeds thereof) in Liquidation in proportion to the full amounts to which they are respectively entitled.

(c)In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event pursuant to the proviso set forth in paragraph (a) above, shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(d)The merger or consolidation of the Company into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Company, shall not be deemed to be a Liquidation for the purpose of this Section 5.

Section 6.  The Series A Junior Participating Preferred Shares shall not be convertible into Common Stock.

(b)  Preemptive Rights.  Except as may be specified in a Preferred Stock Designation, no holder of any share or shares of any class of stock of the Corporation shall have any preemptive right to subscribe for any shares of stock of any class of the Corporation now or hereafter authorized or for any securities, warrants or options convertible into or carrying any rights to purchase any shares of stock of any class of the Corporation now or hereafter authorized, provided, however, that no provision of these Articles of Incorporation shall be deemed to deny to the Board of Directors the right, in its discretion, to grant to the holders of shares of any class of stock at the time outstanding the right to purchase or subscribe for shares of stock of any class or any other securities of the Corporation now or hereafter authorized, at such prices and upon such other terms and conditions as the Board of Directors, in its discretion, may fix.

ARTICLE VII.

Voting Rights of Capital Stock

Subject to the rights, if any, of the holders of any series of Preferred Stock to vote under circumstances specified in a Preferred Stock designation, the holders of the Common Stock, without par value, shall be entitled to vote at all meetings of the shareholders and shall be entitled to cast one vote for each share of stock held by them respectively and standing in their respective names on the books of the Corporation.

ARTICLE VIII.

Data Respecting Directors

Section 1.  Number.  Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors of the Board of Directors under circumstances specified in a Preferred Stock Designation, the number of the directors of the Corporation will not be less than three nor more than fifteen and will be fixed from time to time in the manner provided in the Bylaws of the Corporation (the “Bylaws”).

Section 2.  Qualifications.  Directors need not be shareholders of the Corporation.  A majority of the Directors at any time shall be citizens of the United States.

Section 3.Elections.  Except as provided otherwise in this Section 3, each Director shall be elected by a majority of the votes cast with respect to the Director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of Directors at which a quorum is present; provided, however, that if the number of Director nominees exceeds the number of Directors to be elected, then each Director shall be elected by a vote of the plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors.  For purposes of this Section 3, a majority of the votes cast means that the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director (with abstentions not considered votes cast).

ARTICLE IX.

Provisions for Regulation of Business

and Conduct of Affairs of Corporation

Section 1. Issuance of Shares.  The Board of Directors is hereby authorized to direct the issuance by the Corporation of shares of Common Stock and Preferred Stock at such times, in such amounts, to such persons, for such consideration and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the Indiana Business Corporation Law, other applicable laws and these Articles of Incorporation.

Section 2. Conduct of Business.The Corporation shall have power to carry on and conduct its said business, or any part thereof, and to have one or more officers in the State of Indiana, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

Section 3. Amendments to Law.The Corporation reserves the right to take advantage of the provisions of any amendment to The Indiana Business Corporation Law, or of any new law applicable or relating to corporations formed, organized under, or which have accepted the provisions of, the law now in force, which may hereafter be enacted, and all rights granted to, and conferred on, the shareholders of the Corporation, are granted and conferred, subject to this reservation.

Section 4. Place of Shareholders Meetings. Annual or special meetings of the shareholders of the Corporation may be held at the place, either within or without the State of Indiana, which may be stated in the notice of said meeting.

Section 5. Amended and Restated Articles of Incorporation. These Amended and Restated Articles of Incorporation shall amend and supersede and take the place of all heretofore existing Articles of Incorporation or Articles of Acceptance (and amendments thereto) of the Corporation.

ARTICLE X.

Liability

To the fullest extent permitted by applicable law as then in effect, no director or officer shall be personally liable to the Corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer, except for liability (a) for breach of duty if such breach constitutes willful misconduct or recklessness or (b) for the payment of distributions to shareholders in violation of Section 23-1-28-3 of the Indiana Business Corporation Law.  Any amendment or repeal of, or adoption of any provision inconsistent with, this Article X will not adversely affect any right or protection existing hereunder, or arising out of facts occurring, prior to such amendment, repeal or adoption and no such amendment, repeal or adoption will affect the legality, validity or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal or adoption.

ARTICLE XI.

Indemnification

Each person who was or is involved in any manner (including without limitation as a party or a witness), or is threatened to be made so involved, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that such person is or was a director or officer of the Corporation, or who is or was serving at the request of the Board of Directors as a director, officer, partner, trustee, employee or agent of another corporation or a partnership, joint venture, trust, employee benefit plan or other entity, whether for profit or not for profit, whether or not the basis of such proceeding is alleged action in an official capacity while serving as a director, officer, employee or agent, will be indemnified by the Corporation to the fullest extent to which it is empowered to do so by the Indiana Business Corporation Law, or any other applicable laws, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees and expenses, judgments, settlements, penalties, fines, and excise taxes assessed with respect to employee benefit plans) actually and reasonably incurred or suffered by such person in connection therewith.  The right of indemnification provided in this Article XI (a) will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation pursuant to any contract approved by a majority of the Board of Directors (whether or not the directors approving such contract are or are to be parties to such contract or similar contracts), and (b) will be applicable to matters otherwise within its scope (with each reference in the first sentence of this Article XI to "the Corporation" being deemed for purposes of this sentence to include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction) whether or not such matters arose or arise before or after the adoption of this Article XI.  Without limiting the generality or the effect of the foregoing, the Corporation may adopt Bylaws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article XI or the Indiana Business Corporation Law.  Any amendment or repeal of, or adoption of any provision inconsistent with, this Article XI will not adversely affect any right or protection existing hereunder, or arising out of facts occurring, prior to such amendment, repeal or adoption and no such amendment, repeal or adoption will affect the legality, validity or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal or adoption.

ARTICLE XII.

Amendments

Section 1.Amendment of Bylaws.  Except as otherwise expressly provided in these Articles of Incorporation or the Indiana Business Corporation Law, the Bylaws of the Corporation may be amended, altered, repealed, or added to at (a) any annual or regular meeting of the directors, or at any special meeting thereof; or (b) at any annual or special meeting of the shareholders by the affirmative vote of the holders of at least a majority of the then-outstanding shares of Common Stock of the Corporation.

Revised May 12, 2022